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                   FOR IMMEDIATE RELEASE

                   Michael J. Monahan  612-293-2809 (Tel)

                                       612-225-3123 (Fax)

           ECOLAB SEEKS STOCKHOLDER APPROVAL TO INCREASE AUTHORIZED SHARES
                           STOCK SPLIT UNDER CONSIDERATION

    ST. PAUL, Minn., August 15, 1997: Ecolab Inc.'s Board of Directors announced today that it has called a Special Meeting of the Ecolab stockholders for October 22, 1997. The meeting is for the purpose of increasing the authorized common shares from 100 million to 200 million. The meeting will be held at Ecolab's St. Paul headquarters.
    Ecolab is considering a stock split to increase the number of outstanding shares, thereby broadening the trading market for its stock. While no final decision has been made regarding a stock split, Ecolab's Board is requesting stockholder approval to increase the number of authorized shares because the current number of authorized common shares is not sufficient to accommodate a split.
    The record date for stockholders entitled to vote at the October 22 Special Meeting has been set for September 2, 1997. The company's proxy statement will be mailed to stockholders on approximately September 19.
    Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, maintenance and pest elimination products and services for the hospitality, institutional and industrial markets. For the year ended
December 31, 1996, Ecolab reported sales of $1.5 billion; including European joint venture sales of $0.9 billion, Ecolab's global sales coverage was $2.4 billion. Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.
    Ecolab news releases and other investor information are available on the Internet at www.ecolab.com; and by telephone at 1-800-FACT-ECL.

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